AGREEMENT

The following are the terms and conditions for SAMCO Capital Markets, a division of Penson Financial Services, Inc. (“SAMCO”), providing consulting services to the management and directors of NBOG Bancorporation, Inc., a bank holding company located in Gainesville, Georgia (collectively, “NBOG” or the “Company”).

I.	SERVICES AND DUTIES

(A)	Timetables

SAMCO will advise the management and Board of Directors of NBOG on the establishment of a comprehensive plan for the development and execution of the Company’s stock offering. SAMCO will assist the Company’s management in establishing a computer database that will enable the Company’s management and directors to gauge the progress of the capital raising campaign on a daily basis.

(B)	Management Advice

SAMCO will advise management (Monday through Friday, weekends if necessary) how best to coordinate all aspects of the Company’s sales efforts, including advice as to sales techniques which have been successful in other secondary stock offerings. SAMCO will endeavor to ensure the Company’s management and directors are committed to the sales process, as this is an essential point to a timely completion of the stock sale.

(C)	IRA KEOGH, Pension and Profit Sharing Suitability

SAMCO will work with the officers and management of the Company in processing all retirement account purchases of shares through the various types of retirement accounts that potential investors may have already established. If potential investors wish to use retirement funds to invest in the Company’s stock, but do not have a retirement account established or have a custodian that will not process this type of transaction, then SAMCO will seek out those retirement custodians who will allow such a transaction. SAMCO will oversee all retirement account transactions to ensure they are properly initiated and completed.

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II.	FEE ARRANGEMENT

(A)
SAMCO shall receive a fee of 5% of the gross proceeds from the stock offering at each closing at which subscriptions for common stock are accepted by the Company at such closing from individuals who are not listed in Schedule A hereto. For purposes of this Agreement, a closing shall be deemed to have occurred when funds are received by the Bank as a result of such closing. At each closing, the Company will furnish to SAMCO such opinions of counsel and other documents and certificates as SAMCO may reasonably request and are customary in transactions of this nature in form and substance reasonably satisfactory to the Company, SAMCO and their respective counsel.

(B)	NBOG agrees to reimburse reasonable expenses in connection with lunch or dinner with potential investors.

III.	OTHER TERMS

(A)	This Agreement shall begin on the date of the execution of this Agreement and shall end 90 days from the execution date. This contract may be extended at the Company’s discretion.

(B)
The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

(C)
This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of Texas. Each of the parties hereto expressly waives all right to trial by jury in any action or proceeding arising out of this Agreement.

(D)
NBOG acknowledges that, since SAMCO will be acting on its behalf in connection with this Agreement and performing duties as described herein, NBOG agrees to indemnify and hold harmless SAMCO, its officers, directors, employees, and agents, from any liability arising from its engagement under the terms of this Agreement, except to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expense, is found in a final judgment by a court of competent jurisdiction to have resulted from willful misconduct or gross negligence of SAMCO.

(E)
SAMCO acknowledges that, since it will be acting on NBOG’s behalf in connection with this Agreement and performing duties as described herein, SAMCO agrees to indemnify and hold harmless NBOG, its officers, directors, employees, and agents, from any loss, claim, damage, judgment, assessment, cost or any other liabilities, or related expense found in a final judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of SAMCO.

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(F)	In order to induce SAMCO to enter into this Agreement, NBOG hereby represents and warrants to SAMCO as follows:

(1)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct its business as it is currently being conducted and to own its assets. In addition, the execution and delivery by the Company of this Agreement has been duly authorized and this Agreement is the valid binding and legally enforceable obligation of the Company.

(2)
The prospectus of NBOG, dated May 26, 2005, including all exhibits, attachments, addendums, amendments and supplements (the “Prospectus”), does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any additional oral or written information required and/or authorized by the Company to be provided to prospective investors shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made not misleading.

(G)
In order to induce NBOG to enter this Agreement, SAMCO hereby represents and warrants that it is: (1) registered (a) as a broker or dealer as required by Section 15(a)(1) of the Securities Exchange Act of 1934, (the “Exchange Act”) and (b) with the National Association of Securities Dealers, Inc. as a registered representative or (2) exempt from the registration requirements of Section 15(a)(1) of the Exchange Act and applicable state laws.

The undersigned agree to the terms and conditions as outlined in this Agreement.

/s/ Lee Bradley
Lee Bradley
SAMCO Capital Markets
A Division of Penson Financial Services, Inc.

/s/ Albert F. Satterwhite
Albert F. Satterwhite
Chief Executive Officer
NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, Georgia 30501-6619

Date:	July 20, 2005